October 20, 2010	Exhibit 5.2

Continental Resources, Inc.

302 N. Independence, Suite 1500

Enid, Oklahoma 73701

Ladies and Gentlemen:

I have acted as General Counsel for Continental Resources, Inc., an Oklahoma corporation (the “Company”) with respect to the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company and Banner Pipeline, L.L.C., an Oklahoma limited liability company (the “Subsidiary Guarantor”), on the date hereof with the Securities and Exchange Commission (the “Commission”) in connection with (i) the issuance by the Company of up to $200,000,000 aggregate principal amount of its 7 3/8% Senior Notes due 2020 (the “Exchange Notes”) pursuant to the Registration Statement under the Securities Act of 1933, as amended (the “Securities Act”) in exchange for up to $200,000,000 aggregate principal amount of the Company’s outstanding 7 3/8% Senior Notes due 2020 (the “Outstanding Notes”) and (ii) the Subsidiary Guarantor’s unconditional guarantee of the payment of the Exchange Notes (the “Guarantee”) also being registered pursuant to the Registration Statement under the Securities Act.

The Outstanding Notes were issued, and the Exchange Notes will be issued, under an Indenture, dated as of April 5, 2010 (the “Indenture”), among the Company, the Subsidiary Guarantor and Wilmington Trust FSB, as trustee.

I have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Third Amended and Restated Certificate of Incorporation and the Second Amended and Restated Bylaws of the Company, (ii) the Articles of Organization and the Operating Agreement of the Subsidiary Guarantor, (iii) the Indenture, (iv) the Outstanding Notes and (v) such other certificates, statutes and other instruments and documents as I have considered appropriate for purposes of the opinions hereafter expressed. In connection with this opinion, I have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the Exchange Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

Based on the foregoing, I am of the opinion that the Company and the Subsidiary Guarantor have duly authorized and delivered the Indenture (including, with respect to the Subsidiary Guarantor, the Guarantee contained therein) and the Outstanding Notes.

I am a member of the bar of the State of Oklahoma. The opinions expressed herein are limited exclusively to the laws of the State of Oklahoma, including the applicable statutory provisions to these laws, the rules and regulations underlying such provisions, and the applicable judicial and regulatory determinations interpreting these laws. I am expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign. I also authorize Vinson & Elkins L.L.P. to rely on this opinion in delivering its opinion.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” By giving such consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied on for any other purpose.

Very truly yours,

/s/ Donald P. Fischbach